June 30,
2006

Zechariah 4, LLC
Attn: Mark and Sonya Jennings
RE: Letter of Intent for total acquisition of the EMR software

Dear Mark and
Sonya:

I would appreciate your joint consideration of this Letter of Intent, between Zechariah 4, an Indiana LLC, of which you are co-owners
(hereinafter "Zech 4"), and TotalMed Systems, Inc., a Florida Corporation (hereinafter 'TMS").

TMS proposes to acquire sole and complete ownership of the Electronic Medical Record software program you have collectively developed (hereinafter "EMR Software"). This Letter of Intent is intended to set forth the principal business provisions between Zech 4 and TMS. It is not, however, intended to be all inclusive. The parties to this Letter of Intent will be bound upon the execution of an agreement in a form acceptable to both parties ("Final Agreement"); however, the confidentiality and non-disclosure agreements made in this Letter of Intent hereinafter set forth are fully binding on both parties.

1) Purchasing sole and complete ownership. For the consideration stated herein and fully set forth in the Final Agreement, Zech 4 will sell and TMS will purchase sole and complete ownership of the EM R Software outright and free of any existing liens or encumbrances. TMS will acquire legal title to the EMR Software and after closing, TMS will have the sole and complete rights to market, distribute and further license the use of the EMR Software through its affiliates, direct sales representatives, master territory owners and distributors in any geographic area TMS is marketing any of its other products.

2) Consideration for purchase. TMS agrees to pay a fee of $88,000 to purchase sole and complete ownership of the EMR Software, $40,000 of which will be payable upon execution of the Final Agreement. The remaining $48,000 will be paid out in monthly installments of $4,000 with the first payment due in September, 2006. In addition, TMS agrees to issue a total of one million shares of TMS stock in the name of Zech 4 for sole and complete ownership of the EMR Software. Such shares of TMS stock will be restricted under the same terms and conditions as the officers and directors of TMS restricted shares. The shares will be issued at the formal closing of the Final Agreement which is anticipated to occur within thirty (30) days of the signing of this Letter Of Intent.


3) Appointment to medical advisory board. At closing, TMS will formally extend to Dr. Mark Jennings a membership position on its Medical Advisory Board. Dr. Mark Jennings will thereafter be entitled to all compensation and privileges awarded to members of the Medical Advisory Board including participation in stock issuances, if applicable. Such appointment shall be for the length of time TMS remains a viable organization under current management. Such appointment may be terminated at such time as TMS is sold to or acquired by third party intent upon implementing its own management team and boards of directors. If, for any reason, Dr. Mark Jennings is unable to fulfill his obligations as a board member, then his wife, Sonya Jennings will fill the allotted board position.

4) Distributorship. Zech 4 will be granted distributorship rights for all TMS products for the state of Indiana. The costs of this distributorship, $75,000, shall be waived. Zech 4 shall also receive a consultation fee of $6,000 per month beginning in the month of September, 2006, and every month thereafter for so long as the agreed upon services, primarily in the areas of EM R and PM software functionality review. interface testing and evaluation are rendered to TMS by Zech 4. Payment of the $6,000 per month consultation fee will occur for a minimum of twelve (12) months, and will thereafter be renewed annually if agreed to by both TMS and Zech4.

5)	Conditions to TMS obligations. The obligation of TMS to consummate this transaction will be subject to the resolution of each of the following conditions to the satisfaction of TMS:

	A)	Due Diligence. A thorough analysis shall be performed to
conclude, beyond reasonable doubt, that Mark and Sonya Jennings, the developers of the EMR Software have complete, outright and unencumbered ownership of all aspects of the EMR Software, free and clear of third party claims. This analysis shall include, but is not limited to additional information with respect to any licenses previously granted by Mark and Sonya Jennings either as individuals or as part of any business entity. TMS shall not be obligated to assume any responsibility associated with either previous or current versions of the EMR Software, in any form. This includes software versions that may be in the possession of an outside software developer, medical distribution organization. third party user of any kind, or customer associated with past clinical or field testing. As a point of clarification, TMS will provide improvements and updates to the EMR Software as weB as ongoing technical support to the medical practice of Dr. Jennings and his primary beta site, Dr. Anderson, for so long as these two practices choose to utilize the EMR Software.

      B) Agreement. The negotiation, execution and delivery of a Final Agreement shall be based upon terms and conditions acceptable to both parties.

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6) Conditions to Zech 4 obligations. The obligation of Zech 4 to consummate the transaction contemplated by this Letter of Intent will be subject to the negotiation, execution and delivery of the Final Agreement with terms and conditions acceptable to Zech 4.

7) Future Software Development Responsibilities. Zech 4 acknowledges that part of the consideration for acquisition of sole and complete ownership of the EMR Software will be its obligation to cooperate with TMS in the further development of TMS products and services. The Final Agreement, the terms of which will be agreed to by both parties, will set forth TMS and Zech 4 rights, responsibilities, obligations and penalties with respect to "Future Software Development Responsibilities. II

8) Inspection and access to information. In order to permit TMS to exercise its due diligence, after the date of execution of the Letter of Intent, Mark and Sonya Jennings will permit TMS and its authorized representatives full access to and make available to them for inspection and review all pertinent books, records, agreements and documents of or relating to Mark and Sonya Jennings, including the newly formed Zech 4, relative to the ownership, development or marketing of the EMR Software which in the opinion of counsel to TMS could impact their sale and unencumbered ownership of the EMR Software. Any information reviewed by TMS pursuant to this paragraph will be subject to the terms of the "Confidentiality Agreement" (as hereinafter defined).

9) Expenses. Each of the parties agrees to pay its own expenses incident to the performance of this Letter of Intent, the negotiation and execution of the Final Agreement and closing of the transactions contemplated by this Letter of Intent including all fees incurred by either party.

10) NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Mark and Sonya
Jennings and TMS recognize and acknowledge that through the exercise of due diligence under this Letter of Intent they will have access to confidential information concerning the structure and conduct of the businesses of Mark and Sonya Jennings including the newly formed Zech 4, as well as TMS (including but not limited to propitiatory information, list of customers, costs, and financial information) which prior to and after the consummation of the transaction will be valuable, special and unique property of Mark and Sonya Jennings and TMS respectively. Mark and Sonya Jennings and TMS agree that they will not disclose and that they will use their best efforts to prevent disclosure by any other person of confidential information, except those authorized by either Mark and Sonya Jennings or TMS. This limitation applies whether or not the transaction is closed both before and after the dates specified for closing. Mark and Sonya Jennings and TMS recognize and agree that violation of any of the conditions contained in this paragraph will cause irrefutable damage or injury to the other, the exact amount of which may be impossible to ascertain, and the effected party will be entitled to an injunction, without the necessity of posting a bond, to eliminate any further violation.



The effective party's rights to an injunction will be in addition to, and not in limitation of, any other rights or remedies that party may have against the other.

11) Miscellaneous. This Letter of Intent has been prepared and is being executed to serve as an aid to the negotiation, preparation and execution of the Final Agreement. The terms described in this Letter of Intent have been purposed without the benefit of a complete due diligence investigation customary for transactions of this type, and each party understands that certain terms hereof may be modified if either party believes that modification is justified based upon its subsequent investigation.

12) Governing Law. The laws of the state of North Carolina will govern the validity, interpretation. performance and enforcement of this Letter of Intent.
13) Terms of Agreement. Until executed by both parties this Letter of Intent does not constitute an offer to purchase sole and complete ownership of the EMR Software nor will it obligate Zech 4 to provide such sole and complete ownership and will not bind either party until it is fully signed. If signed, this Letter of Intent will become effective as of the date signed by both parties and will remain in effect until the 1st of September of 2006, or this Letter of Intent will terminate, unless extended by written agreement of the parties. If you have any additional questions or comments, please feel free to contact me.


Very truly yours,



/s/ James A. Sterling Chief Operating Officer

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ACCEPTED:

TotalMed Systems, Inc.



/s/ James A. Sterling



Zechariah 4, LLC


/s/ Mark Jennings    /s/ Sonya Jennings
Date: June 30, 2006